Exhibit 10.14

FIRST DATA CORPORATION

SENIOR EXECUTIVE INCENTIVE PLAN

(As Amended and Restated Effective January 1, 2009)

1. PURPOSE OF THE PLAN. The First Data Corporation Senior Executive Incentive Plan (the “Plan”) is hereby amended and restated effective January 1, 2009 by the Compensation and Benefits Committee of the Board of Directors of First Data Corporation (the “Company”). The Plan is designed to encourage teamwork and individual performance by providing annual incentive compensation contingent upon the achievement of specified financial performance measures, to advance the interests of the Company by attracting and retaining key executives, and to reward contributions made by the Company’s Chief Executive Officer and other senior executive officers in optimizing long-term value to the Company’s shareholders by connecting a portion of each such executive’s total potential cash compensation to the attainment of objective company financial goals.

2. DEFINITIONS. For purposes of this Plan, the following terms shall have the meanings set forth below:

2.1 “Committee” means the Compensation and Benefits Committee of the Company’s Board of Directors, or any successor thereto or delegate thereof with the authority to act on behalf of the Committee with respect to this Plan.

2.2 “Corporate Performance Measures” means specified levels of earnings per share, the attainment of a specified price of the Company’s common stock, specified EBITDA Target, operating profit, return to stockholders (including dividends), return on equity, earnings, revenues, market share, cash flow, cost reduction goals, economic value added, corporate objectives, or any combination of the foregoing, as selected by the Committee for a specified performance or Measurement Period for purposes of this Plan, and as such measures may be adjusted for major nonrecurring and non-operating expense and income items, as determined by the Company and as acceptable to the Committee in its sole discretion, based on the facts and circumstances involved, as determined pursuant to generally accepted accounting principles, and as consistently applied by the Committee.

2.3 “Division or Business Unit Performance Measures” mean specified levels of revenue, operating profit, market share, pretax return on total capital, cost reduction goals, economic value added, division or business unit objectives or any combination of the foregoing, as selected by the Committee for a specified performance or measurement period for purposes of this Plan, and as such measures may be adjusted for major nonrecurring and non-operating expense and income items, as determined by the Company and as acceptable to the Committee in its sole discretion, based on the facts and circumstances involved, as determined pursuant to generally accepted accounting principles, and as consistently applied by the Committee.

2.4 “EBITDA Target” means specified levels of Company earnings before interest, taxes, depreciation, and amortization, and as may be adjusted for nonrecurring and non-operating expense and income items or as otherwise determined by the Company in its sole discretion. The Company has sole and absolute discretion to calculate the EBITDA Target for purposes of the Plan for any given Measurement Period, and its determinations shall be final and binding on all parties.

2.5 “Incentive Award” means an incentive compensation award paid to a Participant pursuant to the Plan.

2.6 “Individual Performance Measures” means the individual performance of a Participant achieved for the applicable Measurement Period, as determined by the Committee in its sole discretion.

2.7 “Measurement Period” means the Plan Year or such other period as may be established from time to time by the Company.

2.8 “Participant” means the Company’s Chief Executive Officer and any executive officer of the Company who reports directly to the Company’s Chief Executive Officer and who is identified as eligible to participate in this Plan for a given Measurement Period by the Committee or who is hired, transferred, or promoted to an eligible position during a Measurement Period and is identified as eligible to participate in the Plan by the Committee.

2.9 “Plan Year” means a period of one year, commencing each January 1 and ending on the following December 31, or such other twelve consecutive month period as may be established from time to time by the Company.

3. ESTABLISHMENT OF PERFORMANCE MEASURES AND DETERMINATION OF INCENTIVE AWARDS.

3.1 The payment of Incentive Awards to Participants under the Plan shall be determined by the extent to which the selected Corporate Performance Measures and, if appropriate in the Committee’s discretion, the selected Division or Business Unit Performance Measures and Individual Performance Measures have been attained in relation to a target incentive level (the “Target Incentive Level”) established for each Participant for each Measurement Period. No later than 90 days after the beginning of any Measurement Period, the Committee shall (a) select and publish Corporate Performance Measures and, if appropriate in its discretion, Division or Business Unit Performance Measures to be applied for such Measurement Period, (b) select and publish the Target Incentive Level expressed as a dollar amount of incentive compensation for each Participant for such Measurement Period, and (c) specify the percentage of such Target Incentive Level that shall be payable as a result of the attainment of the Corporate Performance Measures and, if applicable, the Division or Business Unit Performance Measures. The Committee may establish threshold performance levels which must be achieved at the corporate level and the division/business unit level (if applicable) before any Incentive Award shall be payable under this Plan.

3.2 As soon as practicable following the end of each Measurement Period, the Committee shall determine the degree to which the Corporate Performance Measures and the Division or Business Unit Performance Measures and Individual Performance Measures (if applicable) have been met for such Measurement Period in relation to the applicable Target Incentive Levels for purposes of determining the amounts of any Incentive Awards payable under the Plan. If the applicable measures are satisfied at or above any threshold performance levels established by the Committee, the Committee shall so certify in a written statement and shall authorize the payment of Incentive Awards in accordance with the terms of the Plan; provided, however, that notwithstanding the foregoing, the Committee shall have the sole and absolute discretion to reduce or increase the amount of any Incentive Award otherwise payable under the Plan or to determine that no Incentive Award shall be payable to a Participant under the Plan. Under no circumstances shall any Incentive Award be deemed earned by or payable to a Participant under this Plan with respect to any Measurement Period unless and until the Committee both certifies the attainment of all applicable Performance Measures and exercises its discretion to determine whether an Incentive Award shall be paid to each such individual Participant with respect to such Measurement Period.

4. PAYMENT OF INCENTIVE AWARDS. Payment of Incentive Awards, less withholding taxes and other applicable withholdings, shall be made only to otherwise eligible Participants who are employed on the last day of the Measurement Period. Payment of Incentive Awards under this Plan, if any, shall occur as soon as administratively possible following the last day of the Measurement Period, but no later than 2  1/2 months (3 months, with respect to Participants who are not U.S. taxpayers) following the end of the Measurement Period, provided the Committee has certified that the applicable Performance Measures have been satisfied and has determined the amount and approved the payment of the Incentive Award to the Participants. Funding of Incentive Awards under this Plan shall be out of the general assets of the Company. Unless otherwise determined by the Committee in its discretion, Incentive Awards shall be paid in cash.

5. ADMINISTRATION. The Plan shall be administered by the Committee, which shall have full power and authority to interpret, construe and administer the Plan in accordance with the provisions set forth herein. The Committee’s interpretation and construction of the Plan, and actions hereunder, or the amount or recipient of the payments to be made from the Plan, shall be binding and conclusive on all persons for all purposes. In this connection, the Committee may delegate to any corporation, committee or individual, regardless of whether the individual is an employee of the Company, the duty to act for the Committee hereunder. No officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his or her own willful misconduct or lack of good faith. The expenses of administering the Plan shall be paid by the Company and shall not be charged against the Plan.

6. PARTICIPATION IN THE PLAN. Eligible executive officers of the Company may become Participants in accordance with the terms of the Plan at any time during a Measurement Period. If an executive officer becomes a Participant at any time other than as of the commencement of a Measurement Period, the Corporate Performance Measures, the Division or Business Unit Performance Measures (if established by the Committee), and the Target Incentive Level for the Participant shall be established by the Committee.

7. TERMINATION OF EMPLOYMENT. Unless otherwise determined by the Committee, a Participant whose employment in his current position with the Company terminates for any reason prior to the end of a Measurement Period shall not be entitled to receive an Incentive Award for such Measurement Period.

8. DEFERRAL OF INCENTIVE AWARDS. A Participant may elect to defer receipt of all or any portion of any Incentive Award made under this Plan to a future date as provided in and subject to the terms and conditions of any deferred compensation plan of the Company.

9. MISCELLANEOUS.

9.1 NONTRANSFERABILITY. No Incentive Award payable hereunder, nor any right to receive any future Incentive Award hereunder, may be assigned, alienated, sold, transferred, anticipated, pledged, encumbered, or subjected to any charge or legal process, and if any such attempt is made, or a person eligible for any Incentive Award hereunder becomes bankrupt, the Incentive Award under the Plan which would otherwise be payable with respect to such person may be terminated by the Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such award that it deems appropriate.

9.2 CLAIM TO INCENTIVE AWARDS AND EMPLOYMENT RIGHTS. Nothing in this Plan shall require the Company to segregate or set aside any funds or other property for purposes of paying all or any portion of an Incentive Award hereunder. No Participant shall have any right, title or interest in or to any Incentive Award hereunder prior to the actual payment thereof, nor to any property of the Company. Neither the adoption of the Plan nor the continued operation thereof shall confer upon any employee any right to continue in the employ of the Company or shall in any way affect the right and power of the Company to dismiss or otherwise terminate the employment of either Participant at any time for any reason, with or without cause.

9.3 INCOME TAX WITHHOLDING/RIGHTS OF OFFSET. The Company shall have the right to deduct and withhold from all Incentive Awards all federal, state and local taxes as may be required by law. In addition to the foregoing, the Company shall have the right to set off against the amount of any Incentive Award which would otherwise be payable hereunder, the amount of any debt, judgment, claim, expense or other obligation owed at such time by the Participant to the Company or any subsidiary.

9.4 GOVERNING LAW. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the State of Delaware. This Plan is intended to comply with the short-term deferral provisions of Internal Revenue Code Section 409A and related regulations and shall be interpreted consistent therewith.

10. AMENDMENT AND TERMINATION. The Plan may be amended or terminated at any time and for any reason by the Committee. The Committee may, in its sole discretion, reduce or eliminate an Incentive Award to any Participant at any time and for any reason. The Plan is specifically designed to guide the Company in granting Incentive Awards and shall not create any contractual right of any employee to any Incentive Award prior to the payment of such award.

11. EFFECTIVE DATE. The Plan shall not become effective unless and until it is approved by the Company’s shareholders, and upon such approval shall become effective for the Plan Year in which such approval occurs and each subsequent Plan Year.

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